Exhibit 99.1

Twist Bioscience Reports Fiscal Fourth Quarter and Full Year Fiscal 2023 Financial Results

-- Record revenue of $245.1 million in Fiscal 2023; Increase of 20% over $203.6 million in Fiscal 2022 --

-- Orders increased to $264 million in Fiscal 2023; Increase of 17% over $226.4 million in Fiscal 2022 --

— Expect revenue in the range of $285 million to $290 million for full year Fiscal 2024 --

SOUTH SAN FRANCISCO, Calif. -- (November 17, 2023) — Twist Bioscience Corporation (NASDAQ: TWST), a company enabling customers to succeed through its offering of high-quality synthetic DNA using its silicon platform, today reported financial results and business highlights for the fourth quarter and full year fiscal 2023 ended September 30, 2023.

“Fiscal 2023 was a defining year for Twist as we grew our revenue 20% year over year with strength in NGS and synbio in particular,” said Emily M. Leproust, Ph.D., CEO and co-founder of Twist Bioscience. “We took decisive action to align our cost structure with our accelerated path to profitability and implemented our strategy for key products to set the stage for near and long-term success.”

Dr. Leproust continued, “Moving into fiscal 2024, we expect the momentum behind our SynBio product group will be bolstered by Express Genes with NGS revenue increasing as customers continue to advance development and commercial plans. This fiscal year, we will be focused on the path to increasing gross margin over time and driving toward profitability for the business. In parallel, resulting from the work over the last six months, we are cautiously optimistic that the Biopharma Solutions trajectory has turned positive and that we are positioned to scale the business.”

FISCAL 2023 FINANCIAL RESULTS

•Orders: Total orders received for fiscal 2023 grew to $264 million compared to $226.4 million for fiscal 2022.
•Revenue: Total revenues for fiscal 2023 grew to $245.1 million compared to $203.6 million for fiscal 2022.
•Cost of Revenues: Cost of revenues for fiscal 2023 grew to $155.4 million compared to $119.3 million for fiscal 2022.
•Research and Development Expenses: Research and development expenses for fiscal 2023 decreased to $106.9 million compared to $120.3 million for fiscal 2022.

•Selling, General and Administrative Expenses: Selling, general and administrative expenses for fiscal 2023 decreased to $189.7 million compared to $212.9 million for fiscal 2022.
•Net Loss: Net loss attributable to common stockholders for fiscal 2023 decreased to $204.6 million, or $3.60 per share, compared to $217.9 million, or $4.04 per share, for fiscal 2022.
•Cash Position: As of September 30, 2023, the company had $336.4 million in cash, cash equivalents and investments.

FISCAL 2023 FOURTH QUARTER FINANCIAL RESULTS

•Orders: Total orders received for the fourth quarter of fiscal 2023 grew to $71.1 million compared to $62.1 million for the same period of fiscal 2022.
•Revenue: Total revenues for the fourth quarter of fiscal 2023 grew to $66.9 million compared to $57.3 million for the same period of fiscal 2022.
•Cost of Revenues: Cost of revenues for the fourth quarter of fiscal 2023 increased to $42.4 million compared to $31.6 million for the same period of fiscal 2022.
•Research and Development Expenses: Research and development expenses for the fourth quarter of fiscal 2023 decreased to $23.7 million compared to $29.6 million for the same period of fiscal 2022.
•Selling, General and Administrative Expenses: Selling, general and administrative expenses for the fourth quarter of fiscal 2023 decreased to $47.4 million compared to $54.2 million for the same period of fiscal 2022.
•Net Loss: Net loss attributable to common stockholders for the fourth quarter of fiscal 2023 decreased to $46.2 million, or $0.81 per share, compared to $51.1 million, or $0.91 per share, for the same period of fiscal 2022.

Recent Highlights:

•Grew customer base to approximately 3,450 customers in fiscal 2023, versus approximately 3,300 in fiscal 2022.
•Increased genes shipped to approximately 634,000 during fiscal 2023, compared with approximately 558,000 in fiscal 2022.
•Strengthened executive team with the appointment of Mark Buck as senior vice president, operations.
•Released 2023 ESG report and quantified the carbon footprint of manufacturing a single gene. The carbon footprint of the Twist DNA synthesis method to manufacture one gene is the equivalent of emissions from driving a car 0.092 miles (0.15 kilometers) while the carbon footprint of the 96 well plate-based methods of making one gene is the equivalent of driving a car 59 miles (95 kilometers).1

•Launched Twist Express Genes (formerly known as Fast Genes) with a rapid turnaround time of five to seven business days.
•Launched Twist Full Length Unique Dual Index Adapters (UDIs) to enable PCR-free whole genome sequencing (WGS) and multiplexing at scale.
•Signed new antibody discovery and licensing option agreement with Bayer worth up to $188 million in clinical and commercial milestone payments plus royalties.
•Entered into an agreement with Ono Pharma to discover and develop novel antibodies for the treatment of autoimmune diseases.
•Announced a multi-program collaboration with IMIDomics whereby Twist will utilize its antigen development capabilities and Library of Libraries to conduct antibody discovery activities against targets identified by IMIDomics.

Fiscal 2024 Financial Guidance

The following statements are based on Twist’s current expectations for fiscal 2024. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full fiscal year 2024, Twist expects:

•Total revenue is expected to be in the range of $285 million to $290 million, growth of 16 to 18 percent, including:
◦SynBio revenue of $113 to $116 million, growth of 16 to 18 percent
◦NGS revenue of $147 to $149 million, growth of 19 to 20 percent
◦Biopharma revenue of approximately $25 million, growth of 8 percent
•Gross margin is projected to be approximately 39% to 40%
•Operating expenses of approximately $294 to $298 million including:
◦R&D expense of $100 to $102 million
◦SG&A expense of $194 to $196 million
•Loss from operations before taxes of approximately $180 to 188 million, a decrease of 15 to 18 percent, which includes:
◦Stock based compensation of approximately $58 to 60 million
◦Depreciation and amortization of approximately $40 million
◦DNA data storage spend of approximately $37 to $39 million
•Capital expenditure of approximately $20 million
•Ending cash at September 30, 2024 of approximately $245 million

For the first quarter, Twist expects:

•Total revenue of $67 to $68 million
◦SynBio revenue of approximately $27 million
◦NGS revenue of $36 to $37 million
◦Biopharma revenue of approximately $4 million
•Gross margin of 38 to 39%
•Operating expenses of approximately $73 million
•Loss from operations of $47 to $48 million

For the fourth quarter of fiscal 2024, Twist expects:

•Total revenue of approximately $78 million
•Loss from operations of $38 to $40 million, excluding any one-time adjustments
◦Stock based compensation expense of approximately $15 million
◦Depreciation expense of approximately $10 million
◦DNA data storage spend of approximately $8 million

Conference Call Information

The company plans to hold a conference call and live audio webcast for analysts and investors at 8:00 a.m. Eastern Time today to discuss its financial results and provide an update on the company’s business. The conference call will be webcast live through the Investor Relations section under the “Company” tab at www.twistbioscience.com. Those parties interested in participating via telephone must register on the Company’s Investor Relations website or by clicking here. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. The webcast replay will be available for two weeks.

1Calculated using the EPA Greenhouse Gas Equivalencies Calculator

About Twist Bioscience

Twist Bioscience is a leading and rapidly growing synthetic biology and genomics company that has developed a disruptive DNA synthesis platform to industrialize the engineering of biology. The core of the platform is a proprietary technology that pioneers a new method of manufacturing synthetic DNA by “writing” DNA on a silicon chip. Twist is leveraging its unique technology to manufacture a broad range of synthetic DNA-based products, including synthetic genes, tools for next-generation sequencing (NGS) preparation, and antibody libraries for drug discovery and development. Twist is also pursuing longer-term opportunities in digital data storage in DNA and biologics drug discovery. Twist makes products for use across many industries including healthcare, industrial chemicals, agriculture and academic research.

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Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, projections under the heading “Fiscal 2024 Financial Guidance” statements regarding future growth and expansion, timing of the development of data storage solutions, revenue growth, estimated annual revenues, ability and timing to achieve profitability and ability to increase gross margins and Twist Bioscience’s other expectations regarding its future operations plans and financial performance, introduction of new products, and newly announced partnerships. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Twist Bioscience’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the ability to achieve the expected benefits of Twist Bioscience’s restructuring activities and reduced investments in DNA data storage; the ability to attract new customers and retain and grow sales from existing customers; the ability of Twist Bioscience to achieve sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period; risks and uncertainties of rapidly changing technologies and extensive competition in synthetic biology that could make the products Twist Bioscience is developing obsolete or non-competitive; uncertainties of the retention of significant customers; the ability of Twist Bioscience to successfully integrate acquired companies and to achieve expected benefits from acquisitions; supply chain and other disruptions caused by COVID-19 or otherwise; risks of third party claims alleging infringement of patents and proprietary rights or seeking to invalidate Twist Bioscience’s patents or proprietary rights; and the risk that Twist Bioscience’s proprietary rights may be insufficient to protect its technologies. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Twist Bioscience’s business in general, see Twist Bioscience’s risk factors set forth in Twist Bioscience’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 7, 2023 and subsequent filings with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Twist Bioscience specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Investors:
Angela Bitting
SVP, Corporate Affairs
925-202-6211
abitting@twistbioscience.com

For Media:
Amanda Houlihan
Communications Generalist
774-265-5334
ahoulihan@twistbioscience.com

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Twist Bioscience Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)

	Three months ended September 30,		Twelve months ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022
Revenues	$66,946	$57,306	$245,109	$203,565
Operating expenses:
Cost of revenues	$42,424	$31,586	$155,380	$119,330
Research and development	23,745	29,606	106,894	120,307
Selling, general and administrative	47,391	54,159	189,738	212,949
Restructuring and other costs	3,497	—	16,169	—
Change in fair value of contingent considerations and holdbacks	—	(1,174)	(5,913)	(14,245)
Total operating expenses	$117,057	$114,177	$462,268	$438,341
Loss from operations	$(50,111)	$(56,871)	$(217,159)	$(234,776)
Interest income	3,893	1,928	14,365	3,062
Interest expense	(1)	(26)	(5)	(80)
Gain on deconsolidation of subsidiary	—	4,607	—	4,607
Other income (expense), net	(245)	(461)	(667)	(1,087)
(Provision for) benefit from income taxes	221	(292)	(1,152)	10,411
Net loss attributable to common stockholders	$(46,243)	$(51,115)	$(204,618)	$(217,863)
Net loss per share attributable to common stockholders—basic and diluted	$(0.81)	$(0.91)	$(3.60)	$(4.04)
Weighted average shares used in computing net loss per share attributable to common stockholders—basic and diluted	57,279	56,267	56,885	53,885

Twist Bioscience Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

(In thousands)	September 30, 2023	September 30, 2022
Assets
Current assets:
Cash and cash equivalents	$286,470	$378,687
Short-term investments	49,943	126,281
Accounts receivable, net	44,064	40,294
Inventories	32,063	39,307
Prepaid expenses and other current assets	11,716	11,914
Total current assets	$424,256	$596,483
Property and equipment, net	131,830	139,441
Operating lease right-of-use assets	71,531	74,948
Other non-current assets	148,786	150,506
Total assets	$776,403	$961,378
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,052	$20,092
Accrued expenses	10,754	10,169
Accrued compensation	25,818	27,023
Current portion of operating lease liability	14,896	13,642
Other current liabilities	7,803	19,737
Total current liabilities	$73,323	$90,663
Operating lease liability, net of current portion	79,173	81,270
Other non-current liabilities	475	60
Total liabilities	$152,971	$171,993
Total stockholders’ equity	$623,432	$789,385
Total liabilities and stockholders’ equity	$776,403	$961,378